P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	John C. Rogers
October 24, 2017		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. DECLARES
QUARTERLY DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) declared a quarterly cash dividend of $0.22 per common share on October 23, 2017, payable on November 17, 2017, to shareholders of record on November 3, 2017.
This dividend represents a payout of approximately $4.0 million, or 36.9% of Peoples’ reported third quarter 2017 earnings. Based on the closing stock price of Peoples’ common shares of $33.03 on October 23, 2017, the quarterly dividend produces an annualized yield of 2.66%.
Peoples Bancorp Inc. is a diversified financial products and services company with $3.6 billion in assets, 76 locations, including 67 full-service bank branches and 74 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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